UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 4)1

NortonLifeLock Inc.

(Name of Issuer)

Common Stock, $0.01 par value per share

(Title of Class of Securities)

668771108

(CUSIP Number)

JEFFREY C. SMITH

STARBOARD VALUE LP

777 Third Avenue, 18th Floor

New York, New York 10017

(212) 845-7977

STEVE WOLOSKY, ESQ.

ANDREW FREEDMAN, ESQ.

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

December 5, 2019

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 668771108

1	NAME OF REPORTING PERSON

STARBOARD VALUE LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		43,600,796
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

43,600,796
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,600,796*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.0%
14	TYPE OF REPORTING PERSON

PN

* Includes 274,186 Shares underlying a certain forward purchase contract exercisable within 60 days hereof and 16,658,519 Shares underlying certain call options exercisable within 60 days hereof.

2

CUSIP NO. 668771108

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		15,445,672
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

15,445,672
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

15,445,672*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.5%
14	TYPE OF REPORTING PERSON

CO

* Includes 15,444,672 Shares underlying certain call options exercisable within 60 days hereof.

3

CUSIP NO. 668771108

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY S LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,433,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,433,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,433,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

4

CUSIP NO. 668771108

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY C LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,394,606
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,394,606
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,394,606
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

5

CUSIP NO. 668771108

1	NAME OF REPORTING PERSON

STARBOARD VALUE R LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,394,606
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,394,606
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,394,606
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

6

CUSIP NO. 668771108

1	NAME OF REPORTING PERSON

STARBOARD VALUE R GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,739,321
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,739,321
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,739,321
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

7

CUSIP NO. 668771108

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,344,715
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,344,715
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,344,715
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

8

CUSIP NO. 668771108

1	NAME OF REPORTING PERSON

STARBOARD VALUE L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,344,715
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,344,715
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,344,715
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

9

CUSIP NO. 668771108

1	NAME OF REPORTING PERSON

STARBOARD LEADERS TANGO LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,213,847
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,213,847
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,213,847*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

* Represents 1,213,847 Shares underlying certain call options exercisable within 60 days hereof.

10

CUSIP NO. 668771108

1	NAME OF REPORTING PERSON

STARBOARD LEADERS FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,213,847
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,213,847
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,213,847*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

* Represents 1,213,847 Shares underlying certain call options exercisable within 60 days hereof.

11

CUSIP NO. 668771108

1	NAME OF REPORTING PERSON

STARBOARD LEADERS SELECT VI LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,629,398
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,629,398
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,629,398
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

12

CUSIP NO. 668771108

1	NAME OF REPORTING PERSON

STARBOARD LEADERS SELECT VI GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,629,398
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,629,398
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,629,398
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

13

CUSIP NO. 668771108

1	NAME OF REPORTING PERSON

STARBOARD VALUE A LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,843,245
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,843,245
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,843,245*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

* Includes 1,213,847 Shares underlying certain call options exercisable within 60 days hereof.

14

CUSIP NO. 668771108

1	NAME OF REPORTING PERSON

STARBOARD VALUE A GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,843,245
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,843,245
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,843,245*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

* Includes 1,213,847 Shares underlying certain call options exercisable within 60 days hereof.

15

CUSIP NO. 668771108

1	NAME OF REPORTING PERSON

STARBOARD VALUE GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		43,600,796
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

43,600,796
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,600,796*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.0%
14	TYPE OF REPORTING PERSON

OO

* Includes 274,186 Shares underlying a certain forward purchase contract exercisable within 60 days hereof and 16,658,519 Shares underlying certain call options exercisable within 60 days hereof.

16

CUSIP NO. 668771108

1	NAME OF REPORTING PERSON

STARBOARD PRINCIPAL CO LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		43,600,796
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

43,600,796
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,600,796*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.0%
14	TYPE OF REPORTING PERSON

PN

* Includes 274,186 Shares underlying a certain forward purchase contract exercisable within 60 days hereof and 16,658,519 Shares underlying certain call options exercisable within 60 days hereof.

17

CUSIP NO. 668771108

1	NAME OF REPORTING PERSON

STARBOARD PRINCIPAL CO GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		43,600,796
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

43,600,796
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,600,796*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.0%
14	TYPE OF REPORTING PERSON

OO

* Includes 274,186 Shares underlying a certain forward purchase contract exercisable within 60 days hereof and 16,658,519 Shares underlying certain call options exercisable within 60 days hereof.

18

CUSIP NO. 668771108

1	NAME OF REPORTING PERSON

JEFFREY C. SMITH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		43,600,796
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

43,600,796
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,600,796*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.0%
14	TYPE OF REPORTING PERSON

IN

* Includes 274,186 Shares underlying a certain forward purchase contract exercisable within 60 days hereof and 16,658,519 Shares underlying certain call options exercisable within 60 days hereof.

19

CUSIP NO. 668771108

1	NAME OF REPORTING PERSON

PETER A. FELD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		24,685
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		43,600,796
PERSON WITH	9	SOLE DISPOSITIVE POWER

24,685
	10	SHARED DISPOSITIVE POWER

43,600,796
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,625,481*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.0%
14	TYPE OF REPORTING PERSON

IN

* Includes 274,186 Shares underlying a certain forward purchase contract exercisable within 60 days hereof and 16,658,519 Shares underlying certain call options exercisable within 60 days hereof.

20

CUSIP NO. 668771108

The following constitutes Amendment No. 4 to the Schedule 13D filed by the undersigned (“Amendment No. 4”). This Amendment No. 4 amends the Schedule 13D as specifically set forth herein.

Item 1.	Security and Issuer.

Item 1 is hereby amended and restated to read as follows:

This statement relates to the common stock, $0.01 par value per share (the “Shares”), of NortonLifeLock Inc. (the “Issuer”). The address of the principal executive offices of the Issuer is 60 E. Rio Salado Parkway, Suite 1000, Tempe, Arizona 85281.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The securities purchased by each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard Tango LLC, Starboard Select VI LP, and held in the Starboard Value LP Accounts were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein. The aggregate purchase price of the 1,000 Shares beneficially owned by Starboard V&O Fund is approximately $20,925, excluding brokerage commissions. The aggregate purchase price of certain call options exercisable into 15,444,672 Shares beneficially owned by Starboard V&O Fund, as further described in Item 6 below, is approximately $26,564,836, excluding brokerage commissions. The aggregate purchase price of the 2,433,000 Shares beneficially owned by Starboard S LLC is approximately $51,199,609, excluding brokerage commissions. The aggregate purchase price of the 1,394,606 Shares beneficially owned by Starboard C LP is approximately $29,349,022, excluding brokerage commissions. The aggregate purchase price of the 1,344,715 Shares beneficially owned by Starboard L Master is approximately $26,943,974, excluding brokerage commissions. The aggregate purchase price of the 1,629,398 Shares beneficially owned by Starboard Select VI LP is approximately $33,195,921, excluding brokerage commissions. The aggregate purchase price of the 19,865,372 Shares held in the Starboard Value LP Accounts is approximately $395,385,584, excluding brokerage commissions. The aggregate purchase price of the entered into over-the-counter forward purchase contract providing for the purchase of 274,186 Shares by Starboard Value LP through one of the Starboard Value LP Accounts is approximately $6,292,733, excluding brokerage commissions. The aggregate purchase price of certain call options exercisable into 1,213,847 Shares beneficially owned by Starboard Tango LLC, as further described in Item 6 below, is approximately $2,087,817, excluding brokerage commissions. The 24,685 Shares beneficially owned by Mr. Feld represent shares that were granted to Mr. Feld by the Issuer in his capacity as a director of the Issuer.

Item 5.	Interest in Securities of the Issuer.

Items 5(a) – (c) are hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 623,246,880 Shares outstanding, as of November 1, 2019, which is the total number of Shares outstanding as reported in the Issuer’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on November 7, 2019.

21

CUSIP NO. 668771108

A.	Starboard V&O Fund
(a)	As of the close of business on December 6, 2019, Starboard V&O Fund beneficially owned 15,445,672 Shares, including 15,444,672 Shares underlying certain call options.

Percentage: Approximately 2.5%

(b)	1. Sole power to vote or direct vote: 15,445,672
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 15,445,672
4. Shared power to dispose or direct the disposition: 0
(c)	The transactions in the Shares by Starboard V&O Fund during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
B.	Starboard S LLC
(a)	As of the close of business on December 6, 2019, Starboard S LLC beneficially owned 2,433,000 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 2,433,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,433,000
4. Shared power to dispose or direct the disposition: 0
(c)	Starboard S LLC has not entered into any transactions in the Shares during the past sixty days.
C.	Starboard C LP
(a)	As of the close of business on December 6, 2019, Starboard C LP beneficially owned 1,394,606 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,394,606
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,394,606
4. Shared power to dispose or direct the disposition: 0
(c)	Starboard C LP has not entered into any transactions in the Shares during the past sixty days.
22

CUSIP NO. 668771108

D.	Starboard R LP
(a)	Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 1,394,606 Shares owned by Starboard C LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,394,606
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,394,606
4. Shared power to dispose or direct the disposition: 0
(c)	Starboard R LP has not entered into any transactions in the Shares during the past sixty days.
E.	Starboard R GP
(a)	Starboard R GP, as the general partner of Starboard R LP and Starboard L GP, may be deemed the beneficial owner of the (i) 1,394,606 Shares owned by Starboard C LP and (ii) 1,344,715 Shares owned by Starboard L Master.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 2,739,321
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,739,321
4. Shared power to dispose or direct the disposition: 0
(c)	Starboard R GP has not entered into any transactions in the Shares during the past sixty days.
F.	Starboard L Master
(a)	As of the close of business on December 6, 2019, Starboard L Master beneficially owned 1,344,715 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,344,715
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,344,715
4. Shared power to dispose or direct the disposition: 0
(c)	Starboard L Master has not entered into any transactions in the Shares during the past sixty days.
23

CUSIP NO. 668771108

G.	Starboard L GP
(a)	Starboard L GP, as the general partner of Starboard L Master, may be deemed the beneficial owner of the 1,344,715 Shares owned by Starboard L Master.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,344,715
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,344,715
4. Shared power to dispose or direct the disposition: 0
(c)	Starboard L GP has not entered into any transactions in the Shares during the past sixty days.
H.	Starboard Tango LLC
(a)	As of the close of business on December 6, 2019, Starboard Tango LLC beneficially owned 1,213,847 Shares underlying certain call options.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,213,847
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,213,847
4. Shared power to dispose or direct the disposition: 0
(c)	The transactions in the Shares by Starboard Tango LLC during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
I.	Starboard Leaders Fund
(a)	Starboard Leaders Fund, as a member of Starboard Tango LLC, may be deemed the beneficial owner of the 1,213,847 Shares owned by Starboard Tango LLC.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,213,847
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,213,847
4. Shared power to dispose or direct the disposition: 0
(c)	Starboard Leaders Fund has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Starboard Tango LLC during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
24

CUSIP NO. 668771108

J.	Starboard Select VI LP
(a)	As of the close of business on December 6, 2019, Starboard Select VI LP beneficially owned 1,629,398 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,629,398
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,629,398
4. Shared power to dispose or direct the disposition: 0
(c)	Starboard Select VI LP has not entered into any transactions in the Shares during the past sixty days.
K.	Starboard Select VI GP
(a)	Starboard Select VI GP, as the general partner of Starboard Select VI LP, may be deemed the beneficial owner of the 1,629,398 Shares owned by Starboard Select VI LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,629,398
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,629,398
4. Shared power to dispose or direct the disposition: 0
(c)	Starboard Select VI GP has not entered into any transactions in the Shares during the past sixty days.
L.	Starboard A LP
(a)	Starboard A LP, as the general partner of Starboard Leaders Fund and the managing member of Starboard Tango LLC and Starboard Select VI GP, may be deemed the beneficial owner of the (i) 1,213,847 Shares owned by Starboard Tango LLC and (ii) 1,629,398 Shares owned by Starboard Select VI LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 2,843,245
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,843,245
4. Shared power to dispose or direct the disposition: 0
(c)	Starboard A LP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Starboard Tango LLC during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
25

CUSIP NO. 668771108

M.	Starboard A GP
(a)	Starboard A GP, as the general partner of Starboard A LP, may be deemed the beneficial owner of the (i) 1,213,847 Shares owned by Starboard Tango LLC and (ii) 1,629,398 Shares owned by Starboard Select VI LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 2,843,245
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,843,245
4. Shared power to dispose or direct the disposition: 0
(c)	Starboard A GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Starboard Tango LLC during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
N.	Starboard Value LP
(a)	As of the close of business on December 6, 2019, 20,139,558 Shares were held in the Starboard Value LP Accounts, including 274,186 Shares underlying a certain forward purchase contract. Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP, Starboard L Master, Starboard Tango LLC, Starboard Select VI LP, and the Starboard Value LP Accounts and the manager of Starboard S LLC, may be deemed the beneficial owner of the (i) 15,445,672 Shares owned by Starboard V&O Fund, (ii) 2,433,000 Shares owned by Starboard S LLC, (iii) 1,394,606 Shares owned by Starboard C LP, (iv) 1,344,715 Shares owned by Starboard L Master, (v) 1,213,847 Shares owned by Starboard Tango LLC, (vi) 1,629,398 Shares owned by Starboard Select VI LP, and (vii) 20,139,558 Shares held in the Starboard Value LP Accounts.

Percentage: Approximately 7.0%

(b)	1. Sole power to vote or direct vote: 43,600,796
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 43,600,796
4. Shared power to dispose or direct the disposition: 0
(c)	Starboard Value LP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard V&O Fund and Starboard Tango LLC during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
26

CUSIP NO. 668771108

O.	Starboard Value GP
(a)	Starboard Value GP, as the general partner of Starboard Value LP, may be deemed the beneficial owner of the (i) 15,445,672 Shares owned by Starboard V&O Fund, (ii) 2,433,000 Shares owned by Starboard S LLC, (iii) 1,394,606 Shares owned by Starboard C LP, (iv) 1,344,715 Shares owned by Starboard L Master, (v) 1,213,847 Shares owned by Starboard Tango LLC, (vi) 1,629,398 Shares owned by Starboard Select VI LP, and (vii) 20,139,558 Shares held in the Starboard Value LP Accounts.

Percentage: Approximately 7.0%

(b)	1. Sole power to vote or direct vote: 43,600,796
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 43,600,796
4. Shared power to dispose or direct the disposition: 0
(c)	Starboard Value GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard V&O Fund and Starboard Tango LLC during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
P.	Principal Co
(a)	Principal Co, as a member of Starboard Value GP, may be deemed the beneficial owner of the (i) 15,445,672 Shares owned by Starboard V&O Fund, (ii) 2,433,000 Shares owned by Starboard S LLC, (iii) 1,394,606 Shares owned by Starboard C LP, (iv) 1,344,715 Shares owned by Starboard L Master, (v) 1,213,847 Shares owned by Starboard Tango LLC, (vi) 1,629,398 Shares owned by Starboard Select VI LP, and (vii) 20,139,558 Shares held in the Starboard Value LP Accounts.

Percentage: Approximately 7.0%

(b)	1. Sole power to vote or direct vote: 43,600,796
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 43,600,796
4. Shared power to dispose or direct the disposition: 0
(c)	Principal Co has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard V&O Fund and Starboard Tango LLC during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
27

CUSIP NO. 668771108

Q.	Principal GP
(a)	Principal GP, as the general partner of Principal Co, may be deemed the beneficial owner of the (i) 15,445,672 Shares owned by Starboard V&O Fund, (ii) 2,433,000 Shares owned by Starboard S LLC, (iii) 1,394,606 Shares owned by Starboard C LP, (iv) 1,344,715 Shares owned by Starboard L Master, (v) 1,213,847 Shares owned by Starboard Tango LLC, (vi) 1,629,398 Shares owned by Starboard Select VI LP, and (vii) 20,139,558 Shares held in the Starboard Value LP Accounts.

Percentage: Approximately 7.0%

(b)	1. Sole power to vote or direct vote: 43,600,796
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 43,600,796
4. Shared power to dispose or direct the disposition: 0
(c)	Principal GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard V&O Fund and Starboard Tango LLC during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
R.	Mr. Smith
(a)	Mr. Smith, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 15,445,672 Shares owned by Starboard V&O Fund, (ii) 2,433,000 Shares owned by Starboard S LLC, (iii) 1,394,606 Shares owned by Starboard C LP, (iv) 1,344,715 Shares owned by Starboard L Master, (v) 1,213,847 Shares owned by Starboard Tango LLC, (vi) 1,629,398 Shares owned by Starboard Select VI LP, and (vii) 20,139,558 Shares held in the Starboard Value LP Accounts.

Percentage: Approximately 7.0%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 43,600,796
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 43,600,796
(c)	Mr. Smith has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard V&O Fund and Starboard Tango LLC during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
28

CUSIP NO. 668771108

S.	Mr. Feld
(a)	As of the close of business on December 6, 2019, Mr. Feld beneficially owned 24,685 Shares. Mr. Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 15,445,672 Shares owned by Starboard V&O Fund, (ii) 2,433,000 Shares owned by Starboard S LLC, (iii) 1,394,606 Shares owned by Starboard C LP, (iv) 1,344,715 Shares owned by Starboard L Master, (v) 1,213,847 Shares owned by Starboard Tango LLC, (vi) 1,629,398 Shares owned by Starboard Select VI LP, and (vii) 20,139,558 Shares held in the Starboard Value LP Accounts.

Percentage: Approximately 7.0%

(b)	1. Sole power to vote or direct vote: 24,685
2. Shared power to vote or direct vote: 43,600,796
3. Sole power to dispose or direct the disposition: 24,685
4. Shared power to dispose or direct the disposition: 43,600,796
(c)	Mr. Feld has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard V&O Fund and Starboard Tango LLC during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

The filing of this Schedule 13D shall not be deemed an admission that the Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any securities of the Issuer that he or it does not directly own. Each of the Reporting Persons specifically disclaims beneficial ownership of the securities reported herein that he or it does not directly own.

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 is hereby amended to add the following:

Each of Starboard V&O Fund and Starboard Tango LLC purchased in the over the counter market American-style call options from Goldman Sachs referencing an aggregate of 15,444,672 Shares and 1,213,847 Shares, respectively, which have an exercise price of $26.99 per Share and expire on December 11, 2020.

Each of Starboard V&O Fund and Starboard Tango LLC sold short in the over the counter market American-style put options to Goldman Sachs referencing an aggregate of 15,444,672 Shares and 1,213,847 Shares, respectively, which have an exercise price of $24.09 per Share and expire on December 11, 2020.

As previously disclosed, Starboard Value LP through one of the Starboard Value LP Accounts entered into a forward purchase contract providing for the purchase of 274,186 Shares (the “Forward Contract”). The Forward Contract has a final valuation date of February 16, 2021, however, Starboard Value LP has the ability to elect early settlement after serving notice to the counter party of such intention at least two (2) scheduled trading days in advance of the desired early final valuation date. The Forward Contract provides for physical settlement. Until the settlement date, the Forward Contract does not give Starboard Value LP voting or dispositive control over the Shares to which the contract relates.

29

CUSIP NO. 668771108

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 6, 2019

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By: Starboard Value LP,

its investment manager

Starboard Value and Opportunity S LLC

By: Starboard Value LP,

its manager

Starboard Value and Opportunity C LP

By: Starboard Value R LP,

its general partner

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

By: Starboard Value L LP,

its general partner

Starboard Value L LP

By: Starboard Value R GP LLC,

its general partner

STARBOARD VALUE R LP

By: Starboard Value R GP LLC,

its general partner

STARBOARD LEADERS TANGO LLC

By: Starboard Value A LP,

its managing member

Starboard Leaders Fund LP

By: Starboard Value A LP,

its general partner

Starboard Leaders Select VI LP

By: Starboard Leaders Select VI GP LLC,

its general partner

STARBOARD VALUE A LP

By: Starboard Value A GP LLC,

its general partner

STARBOARD VALUE LP

By: Starboard Value GP LLC,

its general partner

STARBOARD VALUE GP LLC

By: Starboard Principal Co LP,

its member

STARBOARD PRINCIPAL CO LP

By: Starboard Principal Co GP LLC,

its general partner

STARBOARD PRINCIPAL CO GP LLC

Starboard Value A GP LLC

Starboard Value R GP LLC

Starboard Leaders Select VI GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

/s/ Jeffrey C. Smith
Jeffrey C. Smith
Individually and as attorney-in-fact for Peter A. Feld

30

CUSIP NO. 668771108

SCHEDULE A

Transactions in the Shares During the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Sale of Common Stock	(15,444,672)	25.4900	12/05/2019
Purchase of Call Option	15,444,672[1]	1.7200	12/05/2019
Sale of Put Option	(15,444,672)[2]	1.3800	12/05/2019

STARBOARD LEADERS TANGO LLC

Sale of Common Stock	(1,213,847)	25.4900	12/05/2019
Purchase of Call Option	1,213,847[1]	1.7200	12/05/2019
Sale of Put Option	(1,213,847)[2]	1.3800	12/05/2019

1 Represents shares underlying American-style call options purchased in the over the counter market. These call options have an exercise price of $26.99 per share and expire on December 11, 2020.

2 Represents shares underlying American-style put options sold short in the over the counter market. These put options have an exercise price of $24.09 per share and expire on December 11, 2020.